CONFIDENTIAL

Project Titan

Special Committee Discussion Materials

2 May 2011

Table of Contents

Section 1

Transaction Overview

TRANSACTION OVERVIEW

Proposal Summary

Date of Proposal	• 19-Apr-11
Offer	• $24.00 per share in cash – Implies equity value of $754MM and aggregate value of $740MM – 37% premium to current price (27-Apr-11) – 33% premium to VWAP since announcement of Baring departure (23-Nov-10) – 20% premium to last trading date prior to announcement of Mr. Yang's proposal (8-Oct-10) – AV / '11 EBITDA of 5.5x and '11 P / E of 7.9x (based on Management forecasts) – AV / '11 EBITDA of 6.0x and '11 P / E of 8.7x (based on Street Mean)
Parties	• Mr. Tianfu Yang ("Mr. Yang"), Chairman and CEO • Abax Global Capital ("Abax")
Transaction Structure	• Merger Sub (Tech Full Electric Acquisition Inc., a Nevada corporation and subsidiary of Parent) will be merged with and into the Company (Harbin Electric Inc., a Nevada corporation). Following the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (Tech Full Electric Company Limited, a Cayman Islands exempted company with limited liability)
Process / Timing	• Offer will remain open for acceptance for 30 days from date of proposal • Target date for execution of definitive documentation is primarily dependent on final approval of debt financing agreements by CDB's head office – CDB's approval process will require at least two weeks from the date the parties agree on the final form of the agreements related to the debt financing
Due Diligence	• Offer, and execution of merger agreement, is not subject to any additional business, financial, accounting or legal due diligence
Authorization / Approvals	• Abax has obtained all requisite internal fund approvals, and acquisition is not subject to any further internal consents or approvals
Other	• *Post Merger Management / Integration:* Management team will remain in place post transaction • *Participation Agreement:* Mr. Yang will satisfy any obligations under his participation agreement with Baring Private Equity Asia Group ("Baring") out of his own interests in the company
Advisors	• Mr. Yang: Goldman Sachs (Financial); Skadden, Arps, Slate, Meagher & Flom (Legal) • Abax: Davis, Polk & Wardwell (Legal); Ernst & Young (Tax)

TRANSACTION OVERVIEW

Proposal Summary (cont'd)

- Proposal letter indicated that any financing shortfall will be covered by either an increase in mezzanine financing or cash balance on closing

Sources

$MM, except per share data	Buyer Est.	MS Est.
Senior Offshore Debt	400.0	400.0
Mezzanine Debt (Abax)	25.0	25.0
Total Debt	**425.0**	**425.0**
Mr. Tianfu Yang Rollover Equity	231.2	231.2
Management Rollover Equity	32.9	32.9
Abax Rollover Equity	40.6	40.6
Abax New Cash Equity	38.8	54.7
Total Equity	**343.5**	**359.4**
Total Sources	**768.5**	**784.4**

Uses

$MM, except offer price & FDSO	Buyer Est.	MS Est.
Offer Price	$24.00	$24.00
FDSO	31.4	31.4
Equity Value	754.5	754.5
Retire Existing Debt	-	86.5
(-) Excess Cash [1]	-	(83.8)
Transaction Fees and Expenses	14.0	27.2
Total Uses	**768.5**	**784.4**

Financing

Equity:

- Rollover of existing equity position into pro forma entity, subject to Rollover Commitment Letters:
  - Mr. Yang: 9.63MM shares (~$231MM)
  - Management: 1.37MM shares (~$33MM)
  - Abax: 1.69MM shares (~$41MM)
- Abax additional cash equity of $39MM, pursuant to financing letter

Debt:

- $400 million Senior Offshore Debt from China Development Bank ("CDB")
  - CDB's letter to Mr. Yang confirms CDB's commitment to provide a loan for an amount up to $400MM
  - Expiration date of 2-Apr-12, unless CDB receives written confirmation prior to this date
  - Financing commitment subject to:
    - Completion of all required and relevant government approvals
    - Compliance with relevant government laws and regulations
    - Engagement of US legal counsel and consultants
    - Obtaining relevant legal opinions satisfactory to CDB and its advisor
    - Promptly providing CDB and its advisor with accurate and complete information and informing CDB promptly if any of such information ceases to be true, accurate or complete
    - Reimbursement of all expenses incurred by CDB
    - Deduction of all taxes, fees, charges or assessment (excluding any income tax payable by CDB) imposed by the government from the loan by CDB
- $25 million Mezzanine Debt from Abax, pursuant to financing letter
  - Mezzanine financing will be applied to fund remaining portion of aggregate merger consideration and pay related fees and expenses as incurred

Note

1. Morgan Stanley estimate assumes $25MM minimum cash balance; cash balance as of 30-Jun-11 estimated by half year proration of management forecasts

TRANSACTION OVERVIEW

Summary Overview of Process

October 2010	• On 11-Oct-10, Helios Board of Directors ("Board") announced receipt of going-private proposal from Mr. Yang and Baring ("Yang Proposal") at $24 per share in cash – 20% premium to 8-Oct-10 closing price and 35% premium to previous 60-day volume-weighted average closing price – Mr. Yang owned 31.1% of Helios' common stock, agreed to work on an exclusive basis with Baring for a period of six months during which he would vote his shares against any Competing Transaction – "Highly confident" debt financing letter from Goldman Sachs to fund $425 million senior secured credit facilities and $45 million junior secured mezzanine facility – Special Committee formed to consider proposal • On 29-Oct-10, Special Committee announced appointment of Morgan Stanley and Gibson Dunn
November 2010	• Morgan Stanley began business and financial due diligence • On 22-Nov-10, Board announced China Development Bank ("CDB") will provide a USD$35 million term loan and a RMB100 million (approximately USD$15 million) term loan to the Company • On 23-Nov-10, Board announced receipt of letter from Mr. Yang stating that Mr. Yang and Baring had mutually agreed to amend their consortium agreement – Baring's participation in the Yang Proposal will consist solely of a right to provide up to 10% of the financing for the transaction in the form of debt and/or equity – Mr. Yang intended to proceed with a proposal at $24 per share and would seek alternative sources of financing – Special Committee remained in place and would evaluate any proposal presented by Mr. Yang as well as other proposals and evaluate other strategic alternatives • Morgan Stanley began contacting third parties to solicit interest in a transaction
December 2010	• Morgan Stanley continued contacting third parties to solicit interest in a transaction • Special Committee engaged Ernst & Young to prepare detailed accounting and tax due diligence report to be made available to parties admitted to second round • Mr. Yang's advisors state CDB is working to finance Mr. Yang's, and only Mr. Yang's, proposal. Advisors state timeline for financing approval is before Chinese New Year (3-Feb-11)

TRANSACTION OVERVIEW

Summary Overview of Process (cont'd)

January 2011	• Since third party outreach effort began, Morgan Stanley contacted 73 parties (41 Strategic and 32 Financial) – Executed NDAs with 16 parties (3 Strategic and 13 Financial) • Morgan Stanley sent Phase I process letters to parties with signed NDAs soliciting preliminary indications of interest by 18-Jan-11 • Preliminary indications of interest received from eight financial sponsors, each at $24 per share and contingent on Mr. Yang's participation in transaction – Abax, Financial 2, Financial 3, Financial 4, Financial 5, Financial 6, Financial 7, Financial 8 • On 22-Jan-11, six parties admitted to second round (Abax, Financial 2, Financial 3, Financial 4, Financial 5, Financial 6) • Mr. Yang's advisors stated CDB timeline for financing approval is post Chinese New Year (3-Feb-11)
February 2011	• Dataroom access, including E&Y report, granted to third parties invited to second round • Strategic 1 submitted a proposal for $24/share on 9-Feb-11 and was admitted to second round • Management presentations in Xi'an, China • Strategic 1 was told that Chairman is not willing to partner and Financial 2 withdraws from process • Updated CDB timeline for financing approval is before 1-Mar-11, though estimate later amended to mid-to-late March • Mr. Yang declares his intention to have Abax as a part of his bidding consortium, though may consider more than one partner
March 2011	• Financial 3 and Financial 4 withdraw from process • Send Phase II process letter to Abax, Financial 5, Financial 6, and Mr. Yang soliciting final proposals by 18-Apr-11
April 2011	• Financial 5 and Financial 6 withdraw from process • Abax continues to conduct due diligence • Mr. Yang's advisors state CDB commitment papers will be signed by 18-Apr-11 • Special Committee retains Lazard • On 14-Apr-11, Mr. Yang was contacted by a representative of William Blair who inquired about the status of the proposal. Mr. Yang stated that he had his financing lined up and that he planned to make his bid on 18-Apr-11. Mr. Yang also stated that he did not plan to change his initial $24 offer • Final proposals due 18-Apr-11 • Proposal received on 19-Apr-11 after obtaining requisite Board waivers for Chairman and Abax to submit joint proposal – Proposal did not include documentation on committed debt financing • On 29-Apr-11, received letter from CDB to Mr. Yang regarding debt financing

CONFIDENTIAL

Project Titan

TRANSACTION OVERVIEW

Summary of Third Party Contact

As of 2-May-11

Contacted

Strategic (41 Total)	
Strategic 1	Strategic 22
Strategic 2	Strategic 23
Strategic 3	Strategic 24
Strategic 4	Strategic 25
Strategic 5	Strategic 26
Strategic 6	Strategic 27
Strategic 7	Strategic 28
Strategic 8	Strategic 29
Strategic 9	Strategic 30
Strategic 10	Strategic 31
Strategic 11	Strategic 32
Strategic 12	Strategic 33
Strategic 13	Strategic 34
Strategic 14	Strategic 35
Strategic 15	Strategic 36
Strategic 16	Strategic 37
Strategic 17	Strategic 38
Strategic 18	Strategic 39
Strategic 19	Strategic 40
Strategic 20	Strategic 41
Strategic 21	
Financial (32 Total)	
Abax Global Capital	Financial 17
Financial 2	Financial 18
Financial 3	Financial 19
Financial 4	Financial 20
Financial 5	Financial 21
Financial 6	Financial 22
Financial 7	Financial 23
Financial 8	Financial 24
Financial 9	Financial 25
Financial 10	Financial 26
Financial 11	Financial 27
Financial 12	Financial 28
Financial 13	Financial 29
Financial 14	Financial 30
Financial 15	Financial 31
Financial 16	Financial 32
73 Total	

Signed NDA

Strategic (3 Total)
Strategic 1
Strategic 2
Strategic 3
Financial (13 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
Financial 7
Financial 8
Financial 9
Financial 10
Financial 11
Financial 12
Financial 13
16 Total

Submitted Indication of Interest

Strategic (1 Total)
Strategic 1
Financial (8 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
Financial 7
Financial 8
9 Total

Invited to Second Round

Strategic (1 Total)
Strategic 1
Financial (6 Total)
Abax Global Capital
Financial 2
Financial 3
Financial 4
Financial 5
Financial 6
7 Total

Submitted Final Proposal

Financial (1 Total)
Abax Global Capital
1 Total

Section 2

Preliminary Valuation Views

Analysis of Share Price Performance

Last Twelve Months

Short Interest



MM Shares
7.5
5.0
2.5
0.0
Pre Ann. of Yang Proposal
Post Ann. of Yang Proposal
13-Nov-09
30-Jun-10
15-Apr-11

Source: NASDAQ

Share Price Performance



$
30
25
20
15
10
5
0
'000's
6,000
5,000
4,000
3,000
2,000
1,000
0
Prelim. Offer: $24
14-Apr-11 / 15-Apr-11
Market rumors that Mr. Yang told William Blair research analyst that he had secured financing and intended to submit a $24 bid on 18-Apr-11. Helios filed 8K on 15-Apr-11 confirming their understanding of Mr. Yang's conversation
10-Oct-10
Announces receipt of going-private proposal by Mr. Yang and Baring
25-Oct-10
Seeking Alpha article expressing doubts about successful completion of going-private proposal
19-Nov-10
Rino International files 8-K announcing that Frazer Frost was invalidating its financial statements for the last three years
1-Dec-10
Announces launch of specialized micro motor for Shanghai GM, with annual capacity of 800k units
17-Mar-11
Reported full year 2010 revenue of $426 million and diluted GAAP EPS of $2.46
9-Nov-10
Reported 3Q'10 revenue of $109 million and diluted GAAP EPS of $0.57
11-Nov-10
Announces $50 million loan facilities from China Development Bank
16-Nov-10
Financial Investigator article expressing concerns regarding the ability to raise sufficient debt and equity financing for proposed going private
10-Jan-11
Abax files 13D disclosing beneficial ownership of 1.7 million shares, or 5.4% stake
23-Nov-10
Announces receipt of letter from Mr. Yang stating that Mr. Yang and Baring had mutually agreed to terminate their consortium agreement
25-Apr-11
The Street carried an article highlighting the concerns surrounding valuation and successful completion of take private
13-Apr-10
3-Jun-10
26-Jul-10
15-Sep-10
5-Nov-10
29-Dec-10
18-Feb-11
27-Apr-11
Volume
Price

Source: Factset

PRELIMINARY VALUATION VIEWS

Analysis of Share Price Performance (cont'd)

Last Three Years

Share Price Performance

27-Apr-08 - 27-Apr-11

	Helios	US Listed Chinese	Asian Listed	Hang Seng Index
Last 1M	(7%)	0%	(3%)	4%
Last 3M	(9%)	(27%)	2%	0%
Last 6M	(17%)	(40%)	(2%)	3%
Since Seeking Alpha Article [1]	(24%)	(39%)	(0%)	2%
Since Ann.	(12%)	(40%)	(2%)	4%
Last 1Y	(22%)	(55%)	9%	12%
Last 2Y	114%	30%	99%	61%
Last 3Y	10%	0%	74%	(6%)

Pre Ann. Share Price Performance [2]

27-Apr-08 - 8-Oct-10

	Helios	US Listed Chinese	Asian Listed	Hang Seng Index
Last 1M	17%	7%	4%	9%
Last 3M	8%	(8%)	10%	5%
Last 6M	(14%)	(23%)	13%	5%
Last 1Y	6%	18%	61%	7%
Last 2Y	104%	258%	198%	49%

Relative Price Performance


Index
300
240
180
120
60
0
27-Apr-08
29-Sep-08
3-Mar-09
5-Aug-09
7-Jan-10
11-Jun-10
15-Nov-10
27-Apr-11
174
110
100
94
Helios
US Listed Chinese (3)
Asian Listed (4)
Hang Seng Index

Source: Factset

Notes
1. As of close on 22-Oct-10
2. Pre announcement as of close on 8-Oct-10
3. US Listed Chinese includes A-Power, China Automotive, and Wonder Auto
4. Asian Listed includes Broad Ocean, Crompton Greaves, Johnson Electric, Nidec, Teco Electric, and Xiangtan Electric

Analysis of Share Price Performance (cont'd)

Share Price Performance Since Announcement

Trading Activity Since 1-Oct-10


$
26
24
22
20
18
16
14
000's
6,000
5,000
4,000
3,000
2,000
1,000
0
10-Oct-10
Announces receipt of going-private proposal by Mr. Yang and Baring
25-Oct-10
Seeking Alpha article expressing doubts about successful completion of going-private proposal
23-Nov-10
Mr. Yang and Baring announce termination of consortium agreement by mutual agreement
Volume Weighted Average Price
As of 27-Apr-11
Since Announcement (1): $19.31
Offer Premium 24.3%
Since Baring Departure (2): $18.07
Offer Premium 32.8%
14-Apr-11 / 15-Apr-11
Market rumors that Mr. Yang told William Blair research analyst that he had secured financing and intended to submit a $24 bid on 18-Apr-11. Helios filed 8K on 15-Apr-11 confirming their understanding of Mr. Yang's conversation
Offer Price: $24
Pre Ann. 100-day Avg. Daily Vol. (308k) (3)
01-Oct-10
18-Oct-10
02-Nov-10
17-Nov-10
03-Dec-10
20-Dec-10
04-Jan-11
19-Jan-11
03-Feb-11
18-Feb-11
07-Mar-11
28-Mar-11
13-Apr-11
27-Apr-11
Volume
Closing Price
Intraday High / Low

Source: Factset

Notes
1. VWAP measured over period from 11-Oct-10 – 27-Apr-11
2. VWAP measured over period from 23-Nov-10 – 27-Apr-11
3. Average of daily trading volume over period from 1-Jul-10 – 8-Oct-10

Management Forecast Comparison

- Management prepared financial forecasts in November 2010 solely as a part of this process to provide potential 3rd parties with a forward-looking view of the business
  - Projections are not prepared by management in the ordinary course of its budgeting process
  - Actual full year 2010 results were lower than management had forecasted in November 2010
- Management revised financial forecasts in April 2011 after finalizing 2010 full year results
  - 2011 revenue was revised down mainly because the construction of production facilities in Weihai and Xi'an is progressing slower than expected
  - Margin estimates in 2011 are lower due to the sales promotions held in Weihai and Xi'an in the first quarter


Revenue
($MM)
1,200
900
600
300
0
430 426
578 512 482
719 637 587
842 745
987 872
1,156 1,021
2010 2011 2012 2013 2014 2015
Y-o-Y Growth (%): 92% 91% 34% 20% 13% 25% 24% 22% 17% 17% 17% 17% 17% 17%
EBITDA
($MM)
400
300
200
100
0
110 103
160 134 123
206 177 154
245 216
287 256
339 303
2010 2011 2012 2013 2014 2015
Margin (%): 26% 24% 28% 26% 26% 29% 28% 26% 29% 29% 29% 29% 29% 30%
Reported Diluted EPS (1)
($)
10
8
6
4
2
0
2.59 2.46
3.72 3.04 2.77
4.88 4.00 3.35
5.89 4.87
6.97 5.73
8.29 6.74
2010 2011 2012 2013 2014 2015
Y-o-Y Growth (%): 236% 220% 44% 24% 13% 31% 32% 21% 21% 22% 18% 18% 19% 18%
Reported Actuals
Estimates as of 24-Nov-10
Estimates as of 6-Apr-11
Street Mean as of 27-Apr-11

Note
1. Reflects reported diluted EPS to controlling interest

PRELIMINARY VALUATION VIEWS

Wall Street Research Perspectives

Analyst Ratings, Targets and Estimates

- All analysts have moved price targets to $24 proposal price
- Management forecasts higher than Street Mean by:
  - '11 Revenue: $30 million or 6%
  - '11 EBITDA: $11 million or 9%
  - '11 EPS: $0.27 or 10%
  - '12 Revenue: $50 million or 9%
  - '12 EBITDA: $23 million or 15%
  - '12 EPS: $0.65 or 19%

	Pre Announcement (8-Oct-10)					Current (27-Apr-11)				
Firm	Rec.	Date of Report	Price Target	% Prem. to Pre Ann. [1]	PV of Price Target [2]	Rec.	Date of Report	Price Target	% Prem. to Current [1]	PV of Price Target [2]
Global Hunter [3]	Buy	10-Aug-10	$28	40%	$26	NA	NA	NA	NA	NA
William Blair	Outperform	10-Aug-10	NA	NA	NA	Outperform	18-Mar-11	NA	NA	NA
Roth Capital	Buy	10-Aug-10	$33	65%	$30	Buy	24-Mar-11	$24	37%	$22
Maxim Group	Buy	10-Aug-10	$24	20%	$22	Buy	14-Apr-11	$24	37%	$22
Mean			**$28**	**42%**	**$26**			**$24**	**37%**	**$22**
Median			**$28**	**40%**	**$26**			**$24**	**37%**	**$22**

Revenue

($MM)	2011E	2012E
Management	**512**	**637**
Maxim	472	549
Roth Capital	512	626
William Blair	462	–
Mean	**482**	**587**
Median	**472**	**587**

EBITDA

($MM)	2011E	2012E
Management	**134**	**177**
Maxim	109	129
Roth Capital	145	179
William Blair	116	–
Mean	**123**	**154**
Median	**116**	**154**

Reported Diluted EPS

	2011E	2012E
Management	**$3.04**	**$4.00**
Maxim	$2.52	$2.96
Roth Capital	$3.08	$3.74
William Blair	$2.72	–
Mean	**$2.77**	**$3.35**
Median	**$2.72**	**$3.35**

Notes
1. Pre announcement share price of $19.98 as of close on 8-Oct-10; current share price of $17.51 as of close on 27-Apr-11
2. Price target discounted back one year from date of estimate at cost of equity based on range of 9.3% - 12.3% on 1.496 levered predicted beta, 3.30% risk free rate (10 Year Treasury), and market risk premium of 4% - 6%; figures shown based on 5% market risk premium (10.8% cost of equity)
3. Current Global Hunter recommendation not available due to analyst departure from firm

Comparable Companies Trading Analysis

27-Apr-11

2010-2012 Revenue CAGR


%
60
40
20
0
17
56
30
17
22
14
13
12
8
50
36
15
13
11
10
Median: 30%
Median: 13%
Median: 14%

2011 EBITDA Margin


%
30
23
15
8
0
26
17
16
14
21
18
16
15
14
18
15
14
11
8
NA
Median: 16%
Median: 16%
Median: 14%

2011 AV/EBITDA (1)(2)


x
20
15
10
5
0
4.3
4.8
4.3
2.3
12.2
12.1
10.1
8.5
8.1
14.9
11.8
7.6
7.3
7.2
NA
Median: 4.3x
Median: 10.1x
Median: 7.6x

2011 P/E (1)(2)


x
32
24
16
8
0
6.3
7.8
5.8
4.8
19.6
18.8
18.0
16.1
14.9
34.4
27.4
17.8
14.4
12.8
11.5
Median: 5.8x
Median: 18.0x
Median: 16.1x
LTG Rate (%): 25 18 20 20 40 15 12 12 11 21 21 14 12 17 16

Source: FactSet, I/B/E/S, Wall Street Research, Company filings

US Listed Chinese | Americas Motor | Asian Listed

Notes
1. Market statistics as of 27-Apr-11
2. Helios based off Street Mean

CONFIDENTIAL

PRELIMINARY VALUATION VIEWS

Historical Valuation Performance

Last Three Years

NTM AV / EBITDA [1]

Last Three Years


x
20
15
10
5
0
9.6x
9.5x
4.1x
3.4x
28-Apr-08
30-Sep-08
4-Mar-09
6-Aug-09
8-Jan-10
14-Jun-10
16-Nov-10
27-Apr-11
Helios
US Listed Chinese [2]
Americas Motor [3]
Asian Listed [4]

Source: FactSet

	NTM AV / EBITDA			
	Average			
	L1Y	L3Y	High	Low
Helios	4.5x	4.9x	8.4x	1.6x
US Listed Chinese [2]	5.6x	6.4x	14.0x	2.0x
Americas Motor [3]	9.2x	8.5x	10.6x	4.7x
Asian Listed [4]	11.2x	9.8x	14.5x	5.1x

NTM P/E [1]

Last Three Years


x
30
20
10
0
17.8x
16.4x
6.3x
5.4x
28-Apr-08
30-Sep-08
4-Mar-09
6-Aug-09
8-Jan-10
14-Jun-10
16-Nov-10
27-Apr-11
Helios
US Listed Chinese [2]
Americas Motor [3]
Asian Listed [4]

Source: FactSet

	NTM P / E			
	Average			
	L1Y	L3Y	High	Low
Helios	6.3x	7.5x	13.2x	2.5x
US Listed Chinese [2]	8.7x	9.7x	19.6x	2.5x
Americas Motor [3]	15.9x	15.5x	22.4x	7.5x
Asian Listed [4]	19.5x	18.4x	27.1x	8.0x

Notes
1. I/B/E/S median estimates
2. US Listed Chinese includes A-Power, China Automotive, and Wonder Auto; equal weighted
3. Americas Motor includes Cummins, Franklin Electric, Regal Beloit, Rockwell Automation, and Weg SA; equal weighted
4. Asian Listed includes Broad Ocean, Crompton Greaves, Johnson Electric, Nidec, Teco Electric, and Xiangtan Electric; equal weighted

Morgan Stanley

PRELIMINARY VALUATION VIEWS

Preliminary Perspectives on Valuation

As of 27-Apr-11

Share Price
$

Trading Range

52-Week High / Low

Announcement (11-Oct-10) to 22-Nov-10 High / Low

Baring Departure (23-Nov-10) to Current High / Low

Discounted Analyst Price Targets [1]

Pre Ann. Median: $28 (Present Value: $26)

Current Median: $24 (Present Value: $22)

Comparable Companies – US Listed Chinese [2]

3.5x - 4.5x 2011 EBITDA (Management: $134 million)

3.5x - 4.5x 2011 EBITDA (Street: $123 million)

5.0x - 6.5x 2011 EPS (Management: $3.04)

5.0x - 6.5x 2011 EPS (Street: $2.77)

Discounted Equity Value [3]

5.0x - 6.5x 2012 EPS (Management: $4.00)

5.0x - 6.5x 2012 EPS (Street: $3.35)

Precedent Premia - Affiliate Transactions [4]

4-Week Premia Range (17% - 27%) to Pre Ann. [5]

4-Week Premia Range (17% - 27%) to Current [6]

Discounted Cash Flow [7]

3.5x - 4.5x Forward Multiple; 9.0% - 11.0% WACC

Management Forecasts

Street Informed Case [8]


Current: $17.51
Offer Price: $24.00
(23-Nov-10) 15
25 (11-Oct-10)
(19-Nov-10) 19
25 (11-Oct-10)
(23-Nov-10) 15
22 (1-Apr-11)
Maxim Group
Global Hunter
Roth Capital
22
26
30
22 All Analysts
15
20
14
18
15
20
14
18
18
24
15
20
19
21
23
25
28
37
19
25
0
15
30
45
60

Management   Street Mean as of 27-Apr-11

Notes
1. Price target discounted back one year from date of estimate at cost of equity based on range of 9.3% - 12.3%, 1.486 levered predicted beta, 3.36% risk free rate (10 Year Treasury), and market risk premium of 4% - 6%; figures shown based on 5% market risk premium (10.8% cost of equity)
2. US Listed Chinese includes A-Power, China Automotive, and Wonder Auto; assumes net cash of $146MM as of 31-Dec-10
3. Price target discounts back one year from date of estimate at cost of equity based on range of 9.3% - 12.3%, 1.486 levered predicted beta, 3.36% risk free rate (10 Year Treasury), and market risk premium of 4% - 6%; figures shown based on 5% market risk premium (10.8% cost of equity)
4. 40th – 60th percentile of 4-week premia paid for global targets in completed affiliate transactions (>$120 million) with initial beneficial ownership >30% between 2005-2011YTD; excludes real estate and financial services transactions
5. Precedent premia range applied to share price of $16.49 as of close on 10-Sep-10, 4 weeks (28 calendar days) prior to announcement
6. Precedent premia range applied to share price of $19.50 as of close on 30-Mar-11, 4 weeks (28 calendar days) prior to current
7. Assumes net cash of $17 million as of 31-Mar-10; 2015E forward multiple, discounted to 31-Mar-11 (3.75 year DCF)
8. Assumes (i) revenue growth in 2011 and 2012 of 15% and 19% (mean of Maxim and Roth Capital), respectively, and 12% year-over-year growth in 2013 (held constant in 2014 and 2015) to match the 7% decline in growth rate in the Management Forecasts for 2013 versus 2012 growth (Management forecasts 17% growth rate in 2013, 2014 and 2015 versus 24% in 2012), and (ii) EBITDA margins held constant at 26% (mean of Maxim and Roth Capital)

PRELIMINARY VALUATION VIEWS

Discounted Cash Flow Analysis

Sensitivity to Management Forecasts; 4.0x Forward EBITDA Exit Multiple; 10.0% WACC

- Assumes revenue growth percentages in management case are lower by 0 – 750bps in each year
- Assumes EBITDA margins in management case are lower by 0 – 400bps in each year

Revenue Growth Change per Annum (%)	EBITDA Margin Change per Annum (%) 0.0%	(1.0%)	(2.0%)	(3.0%)	(4.0%)
0.0%	$32	$31	$29	$28	$26
(2.5%)	$29	$28	$27	$25	$24
(5.0%)	$26	$25	$24	$23	$21
(7.5%)	$24	$23	$21	$20	$19

PRELIMINARY VALUATION VIEWS

Helios Valuation Matrix

	Price	Premium to: Pre Ann. 8-Oct-10	Current 27-Apr-11	VWAP Since Baring Ann. [1]	Since Baring Ann. High [1] 1-Apr-11	Since Baring Ann. Low [1] 23-Nov-10	Value ($MM) Equity	Aggregate [2]	Agg. Val / 2010A EBITDA	Management Agg.Val / EBITDA 2011E	Management P/E 2011E	Street Mean Agg.Val / EBITDA 2011E	Street Mean P/E 2011E
		$19.96	$17.51	$18.07	$21.50	$14.95			103	134	$3.04	123	$2.77
Current →	$17.51	(12%)	0%	(3%)	(19%)	17%	$549	$535	5.2x	4.0x	5.8x	4.3x	6.3x
Pre Ann. →	$19.96	0%	14%	10%	(7%)	34%	$626	$612	5.9x	4.6x	6.6x	5.0x	7.2x
	$22.00	10%	26%	22%	2%	47%	$691	$677	6.6x	5.1x	7.2x	5.5x	7.9x
	$23.00	15%	31%	27%	7%	54%	$723	$709	6.9x	5.3x	7.6x	5.8x	8.3x
	$24.00	20%	37%	33%	12%	61%	$754	$740	7.2x	5.5x	7.9x	6.0x	8.7x
	$25.00	25%	43%	38%	16%	67%	$786	$772	7.5x	5.8x	8.2x	6.3x	9.0x
	$26.00	30%	48%	44%	21%	74%	$818	$804	7.8x	6.0x	8.6x	6.5x	9.4x
	$27.00	35%	54%	49%	26%	81%	$850	$835	8.1x	6.2x	8.9x	6.8x	9.7x

Source FactSet, IBES, Wall Street Research

Notes

1. Measured over period from 23-Nov-10 – 27-Apr-11
2. Based on total shares outstanding of 31 million as of 31-Dec-10; net debt includes $2.9 million of non-controlling interest
3. US Listed Chinese includes A-Power, China Automotive, and Wonder Auto
4. Asian Listed includes Broad Ocean, Crompton Greaves, Johnson Electric, Nidec, Teco Electric, and Xiangtan Electric

Section 3

Delisting / De-registration

DELISTING / DE-REGISTRATION

Delist for Stock / Relist in HK Simultaneously

No Change of Control / Take-Private Transaction

- A "stock" deal with a simultaneous listing in Hong Kong is a potential approach to achieving both a delisting in U.S. and an SEC deregistration
  - However, structure is as yet untested by U.S. listed / registered entity
- Key for success of this structure will be ensuring that in its restructured form, the issuer will be treated as a foreign private issuer
- Tax impact may be material:
  - Capital gains for shareholders
  - If Helios' shareholders before the reincorporation own 80% or more of the reincorporated entity, the new foreign-incorporated entity will continue to be treated as a U.S. corporation for U.S. tax purposes

Structure	Key Steps	Key Considerations	Conclusion
Restructure Offshore, List on HKSE, Delist from NASDAQ	• Migrate existing Nevada corporation to an offshore jurisdiction (e.g. Bermuda) – Existing shareholders receive shares in "Bermuda A" (existing shareholder base is retained) – Offshoring facilitates obtaining Foreign Private Issuer ("FPI") status (only available to non-U.S. entities) • HKSE listing approval of Bermuda A – Listing by introduction with no new securities being offered for sale – 3 – 6 month process, including preparation of IFRS on Hong Kong GAAP financials • Delist from NASDAQ • Deregister from 1934 Act – After 12 month waiting period and if FPI and other tests are met	• Deregistration potentially after 12 month waiting period, though could take longer • Schedule 13E-3 potentially triggered • Flowback (existing shareholders unable / uninterested in holding HKSE security)	• Eliminates U.S. listing, but potential for SEC registration to continue for a longer period – Likely exceeding 12 months, though potentially much longer – Duration of continuing SEC registration would be largely outside Helios' control – "Pink Sheet" trading may result in ongoing trading volumes in the U.S., even though formal listing is only in Hong Kong – Potentially delays de-registration

Criteria to Qualify for Foreign Private Issuer Status

- The Company is incorporated outside the U.S. and two of the following conditions are met:
  - If <50% of shares are held by U.S. persons; or
  - If >50% of shares are held by U.S. persons, all of the following:
    - Majority of assets are outside U.S.
    - U.S. citizens (or residents) cannot represent >50% of directors or executive officers
    - Business is not principally administered in U.S.

Selected Criteria for Deregistration

- Subject to certain exemptions, the deregistration will depend in part on whether issuer (pro forma for the transaction) meets *EITHER* of the following two requirements:
  - *Ownership test:* issuer must have less than 300 U.S. holders, measured by "looking through" brokerage accounts to beneficial holders
  - *Trading volume test (only available to issuers qualifying for Foreign Private Issuer status):*
    Over the last 12 months, the average daily trading volume in the U.S. must be below 5% of the average worldwide daily trading volume, provided that:
    - at least one exchange exceeds U.S. trading volume, and
    - trading on the two largest exchanges outside of the U.S. is at least 55% of the worldwide trading volume (including over-the-counter trading)